Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into by and between Innovative Health Solutions, Inc., a Domestic For-Profit Corporation existing under the laws of the State of Indiana, having a place of business at 829 South Adams Street, Versailles, IN, 47042 (“Licensee”) and TKBMN, LLC, a Limited Liability Company existing under the laws of the State of Indiana, having a place of business at 13213 West County Line Road, Moores Hill, IN 47032 (“Licensor”), (collectively the “Parties”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed and is owned by Licensor;

WHEREAS, Licensee wishes to obtain an exclusive in the field, field-of-use-limited license under the Patent Rights;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “Effective Date” means the date of execution of this Agreement by the last party to sign below.

1.2. “Field” means electro-therapy treatment by stimulation of cranial nerves, cranial nerve branches, auricular nerves, auricular nerve branches, auricular nerve bundles, and/or auricular anatomical structures in human patients.

1.3. “Licensed Product” means on a country-by-country basis, any system, method, and/or device, the making, using, selling, offering for sale, importing or exporting in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim (were it to have issued) or issued Valid Claim in that country.

1.4. “Patent Rights” means, in each case to the extent owned and controlled by Licensor: (a) the patents and patent applications listed in Appendix A (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.5. “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.

2. License Grant.

2.1. License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable (subject to the provisions of paragraph 8.11), royalty-free license under the Patent Rights solely to develop, make, have made, use, market, offer for sale, sell, and import Licensed Products in the Field.

2.2. Sublicenses. Licensee shall have the right to grant sublicenses to the Patent Rights in the Field.

2.3. No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Licensor or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3. Consideration for Grant of License and Sublicenses. Licensee agrees to pay Licensor a one-time, non-refundable license fee of one U.S. Dollars ($1.00), due and payable upon the Effective Date.

4. Intellectual Property.

4.1. Responsibility. Licensor shall have sole responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Patent Rights, and all decision-making authority with regard to Patent Rights shall vest in Licensor (including, without limitation, as to whether to maintain or abandon any patent, patent application or claim thereof within Patent Rights). Licensor shall keep Licensee informed with respect to the course and conduct of patent applications and prosecution matters.

4.2. Patent Expenses. Licensee shall be responsible for all out-of-pocket expenses and legal fees incurred by Licensor with respect to the preparation, filing, prosecution, protection, and maintenance of the Patent Rights.

4.3. Small Entity Designation. If Licensee does not qualify, or at any point during the term of this Agreement ceases to qualify, as a “small entity” as provided by the United States Patent and Trademark Office (USPTO), Licensee shall so notify Licensor immediately, in order to enable Licensor to comply with USPTO regulations regarding payment of fees with respect to Patent Rights.

4.4. Marking. Licensee shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word “Patent” and the number of all patents included within the Patent Rights that cover such Licensed Products. All License Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold.

4.5. Improvements. Any Improvements made to the Patent Rights by the Licensee, its subsidiaries, affiliates, and their officers, employees, and agents shall belong to Licensee. Licensee shall grant to Licensor, without additional consideration, a non-exclusive, worldwide, non-transferable, royalty-free license to any such Improvements outside the Field. Licensee shall have the sole right, at its discretion, to secure patent or other intellectual property rights in any such Improvements. Licensor shall cooperate in securing any such intellectual property rights, including, but not limited to, executing all necessary documents including assignments.

4.6. Enforcement. Licensee shall have the right, acting in its sole discretion, to prosecute in its own name and at its own expense any possible or actual infringement of patents related to the Patent Rights in the Field. Licensee agrees to notify Licensor of each suspected or confirmed infringement of such patents of which it is or becomes aware. Licensor agrees to cooperate fully in any action under this Section (including being named as a party in any enforcement litigation), provided that Licensee will reimburse Licensor for any reasonable costs and expenses incurred by Licensor in connection with providing such assistance. If Licensee declines to prosecute possible or actual infringement of patents related to the Patent Rights in the Field, Licensor shall have the right to prosecute such infringement in its own name and at its own expense.

5. Warranties; Limitation of Liability.

5.1. Right to License. Licensor represents and warrants that it is the owner of the entire right, title, and interest in and to the Patent Rights; that it has the right and power to grant the licenses granted herein; that there are no other agreements with any other party in conflict with such grant; and that it knows of no prior art that would invalidate the Patents.

5.2. Compliance with Law. Licensee represents and warrants that it will comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply with all United States export control laws and regulations.

5.3. No Warranty.

5.3.1. Nothing contained herein shall be deemed to be a warranty by Licensor that it can or will be able to obtain patents on patent applications included in the patent rights, or that any of the patent rights will afford adequate or commercially worthwhile protection.

5.3.2. Licensor makes no warranties whatsoever as to the commercial or scientific value of the patent rights. Licensor makes no representation that the practice of the patent rights or the development, manufacture, use, sale or importation of any licensed product, or any element thereof, will not infringe any patent or proprietary rights.

5.3.3. Except as otherwise expressly provided in this agreement, neither party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this agreement and each party hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.

5.4. Limitation of Liability.

5.4.1. Except with respect to matters for which Licensee is obligated to indemnify Licensor under Section 6, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

5.4.2. Licensor’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Licensor under this Agreement.

6. Indemnification.

6.1. Indemnity. Licensee shall indemnify, defend and hold harmless Licensor and its current and former directors, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation) based upon, arising out of or otherwise relating to this Agreement, including any cause of action relating to product liability concerning any product, process or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively “Claims”). Neither Licensee nor Licensor shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

6.2. Legal Representation. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Licensor to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

7. Term and Termination.

7.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 7, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

7.2. Termination.

7.2.1. Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Licensor.

7.2.2. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

7.2.3. Bankruptcy. Licensor may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

7.3. Effect of Termination or Expiration.

7.3.1. Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 7.2 the rights and licenses granted to Licensee under Section 2 shall terminate, all rights in and to and under the Patent Rights will revert to Licensor and Licensee may not make any further use or exploitation of the Patent Rights.

7.3.2. Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration under Section 4.2. After the date of termination or expiration (except in the case of termination by Licensor pursuant to Section 7.2), Licensee (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same.

7.4. Survival. The parties’ respective rights, obligations and duties under 6, 7, and 8, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

8. Miscellaneous.

8.1. No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 8.1 shall be null and void and of no legal effect.

8.2. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

8.4. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 8.4:

If to Licensee:	Innovative Health Solutions, Inc.
Brian Carrico
Chief Executive Officer
829 S Adams St.
Versailles, IN 47042

If to Licensor:	TKBMN, LLC
Thomas J. Carrico
Manager: TKBMN LLC

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

8.5. Governing Law and Jurisdiction. This Agreement is to be governed by the laws of the State of Indiana, and any questions arising hereunder shall be construed or determined according to such laws, excluding its choice of law principles. With respect to any action arising under or related to this Agreement, Licensee hereby: (i) agrees that it has sufficient contacts with Indiana, USA to subject it to the personal jurisdiction of the state and federal courts of Indiana, USA; (ii) agrees that venue properly lies in any or all of those courts; (iii) waives and agrees not to assert any claim that it is not subject personally to the jurisdiction of the above-named courts or that such action should be dismissed on grounds of lack of venue or forum non conveniens, should be transferred to any court other than the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts; (iv) consents and agrees that service of process may be made in any manner permitted by law or by registered or certified mail, return receipt requested, at its principal place of business, and that service made in accordance with the foregoing is reasonably calculated to give actual notice of any such action; and (v) waives and agrees not to assert any claim that service of process made in accordance with the foregoing does not constitute good and sufficient service of process.

8.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

8.7. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

8.8. Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.9. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

8.10. No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other or be deemed to constitute either party as agent for or partner of the other or any third party.

8.11. Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 8.11 shall be null and void and of no legal effect.

8.12. Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, pandemic, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

8.13. Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

8.14. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[Signature page follows]

IN WITNESS WHEREOF, LICENSOR and LICENSEE hereby acknowledge, by signature below that each has read this Agreement, understands it, and has caused it to be executed and sealed by authorized officers.

TKBMN, LLC	Innovative Health Solutions, Inc.
LICENSOR	LICENSEE

/s/ Thomas J. Carrico	/s/ Daniel Clarence
Signature	Signature

Thomas J. Carrico	Daniel Clarence
Printed Name	Printed Name

Manager	Chief Operating Officer
Title	Title

5/6/2020	5/7/20
Date	Date

APPENDIX A

Patent Rights

Pending Applications

Application No.	Filing Date	Title
US 15/981,082	May 16, 2018	Systems and Methods for Electro-Therapy Treatment
PCT/US2018/032944	May 16, 2018	Systems and Methods for Electro-Therapy Treatment
US 62/507,168	May 16, 2017	Systems and Methods for Electro-Therapy Treatment

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